Exhibit 99.1

Fiscal Year 2025 Grid Performance Summaries

Kansas Grid Performance

Cattle delivered during fiscal year 2025 on the USPB Kansas grid had a record high premium of $107.81 per head more than the average cash market in Kansas. This was arguably the best year in company history for grid performance, and the first time the average premium exceeded $100.

During 2025, the U.S. beef industry harvested nearly 5% less fed cattle than the previous year according to USDA reports. This was the smallest fed slaughter in ten years. However, it was still over one million head greater than 2015, the lowest point of the previous cattle cycle. Saturday harvests across the industry accounted for only 1% of the fed harvest.

Industry percentage of heifers in the 2025 fed cattle harvest decreased only slightly from the previous year. However, during the fourth quarter of 2025, the industry harvested a smaller percentage of heifers than the previous year.

Figure 1 shows the past two years compared to the two similar years in the previous cattle cycle. Data is shown on a moving 3-week rolling average to help take some of the noise out. This appears to support the idea that some heifer retention has begun. However, compared to the previous cycle the difference is less between the past two years of the current cycle.

USDA recently released the January Cattle on Feed Report, showing 38.7% heifers on feed for January 1. This is higher than the previous two quarters and equal to a year ago. So, if heifer retention has begun, it appears to be very limited.

The Kansas live fed market averaged $221.21 per cwt, which was record high and an impressive $36.55 per cwt more than the previous year. The 2025 average was over $159 per cwt more than 1998, which was the company’s first year of operations.

Table 1 lists the carcass grid performance and some of the grid inputs for the last five years for the Kansas grid. Many years have brought at least several new records. Fiscal 2025 was easily the year with the most records, ever.

For the year, USPB live and carcass weights were the heaviest in company history. They averaged 50 and 35 lbs, respectively, more than the previous year. It was also the first time to surpass 1,400 lbs live weight, and 900 lbs carcass weight. Industry average steer and heifer carcass weights reported by USDA both increased by 24 lbs over the previous year. Steer carcasses averaged 955 lbs and heifers were at 871 lbs. By comparison, USPB average carcass weights were 970 lbs and 875 lbs for steers and heifers, respectively, on the Kansas grid. Record high fed prices, affordable corn and especially high feeder prices incentivized feedyards to feed cattle longer.

1

Placement weights of USPB cattle going on feed increased 15 lbs from the previous year, which was the highest in company history. Even with the increase in placement weight, USPB cattle had a record high average days on feed.

As a result, yields were the fourth highest on record. Yield benefit on the grid was record high $54.27 per head. This was driven by the combination of an increase in yield or dressing percentage of the cattle, record high prices and grid improvements. Fiscal 2025 was the first full year after the formula allowance increased from $0.25 to $0.75 per cwt. Record high fed prices also make every pound of carcass weight, in relation to live weight, even more valuable.

This increase in weights also resulted in a record high heavyweight percentage. This led to the largest (worst) outweight discount per head. A 4% heavyweight allowance was part of the grid changes in 2024 and helped prevent the discount from being even larger.

The USPB grid premiums for Choice/Select spread, Prime and Certified Angus Beef® (CAB) are all driven by USDA boxed beef cutout reports. The Choice/Select spread was the fourth highest in company history. Prime premium was the fifth highest and premiums for CAB were the second highest. All three of these quality grade rewards increased from the previous year. Average annual quality grade premiums used on the grid are shown in Figure 2.

Quality grading throughout the industry was record high during fiscal year 2025. Prime and Choice or better percentages were both record high according to USDA reports. USPB carcasses were also record high in percentage of Prime. The previous record was fiscal 2020, during Covid. Choice and Prime percentage of USPB cattle was also record high. This resulted in the highest quality grade premium per head on record. Once again, quality grade was the largest of all the subtotal premiums that make up the total.

The added days on feed resulted in fatter carcasses. Average backfat was record high at 0.66 inches for all USPB carcasses. Yield grade 4 & 5 percentages were both record high. As a result, yield grade discount was the third largest (worst) during company history. However, average marbling score was also record high.

2

Total premium, shown in Figure 4, was the highest in company history at $107.08 per head more than if they were marketed on the average cash, live market in Kansas. This was the first year to surpass $100 premium per head and $28.50 more than the previous year which was the previous record. In 28 years of delivering cattle on the USPB grid, quality grade has been the largest portion of the total premium for 27 of those years.

The top 25%, which are lots or groups with the highest premium that account for 25% of the total head count, was also record high at an impressive $175.80 per head. The top 50% averaged a record high $149.32 per head.

For the second year, “Other” premium is listed. This includes the $1 paid for each low frequency electronic identification ear tag (LFEID) payment that went into effect in May 2024. During the entire year, 21% of all USPB cattle had LFEID tags read. By comparison, the greatest concentration of LFEID previously within USPB cattle was 20% during 2011. Age and source verification premiums were offered that year.

Other premium also includes lots that qualified for the AngusLinkSM Genetic Merit ScorecardSM (GMS) premium. This is unique to the USPB Kansas grid. Cattle that were enrolled by the ranch of origin can qualify for an additional $5 or $10 per head premium based on their GMS.

The USPB grid continues to reward high quality cattle, even in times of record prices and a robust cash market. The industry has significantly improved quality grades in the past 20 years and value-based grids like USPB have fueled that improvement. Consumers are showing they prefer beef with more marbling, even at higher prices.

The USPB grid continues to be a valuable tool for producers to be rewarded for quality cattle. In turn, this allows National Beef to market greater quantities of higher grading, more valuable beef products. In total, 20.3 million head of cattle have been delivered on the USPB Kansas grid to National Beef plants during the company’s history.

The average value of Kansas grid cattle was record high at $3,264 per head. This was $641 more than the previous year and an astounding $2,515 more per head than calendar year 1998. Increased carcass weights, larger premiums and stronger fed prices have changed the industry dramatically.

There truly has never been a better time to market cattle on USPB’s grids. Quality grade rewards have been strong and low feedyard cost of gains allow feeders to add some days. With such a strong fed cattle market that makes the base price on the grid even higher. All of this translates to added carcass weight, more marbling, greater quality grade premiums and significantly more total dollars per head.

3

USPB Benchmark Performance — Kansas Plants

Table 1	FY 2021	FY 2022	FY 2023	FY 2024	FY 2025	FY 2026 YTD (Dec 28 - Feb 07)	
	All	All	All	All	All	All	Top 25%
In Weight	761	751	739	756	771	781	768
Days Fed	1 73	175	181	184	188	191	199
Live Weight	1,370	1,363	1,350	1,378	1,428	1,452	1,440
Carcass Weight	875	872	862	884	919	930	936
Yield, %	63.92	63.97	63.84	64.17	64.38	64.04	65.02
Prime, %	6.68	7.02	7.65	7.57	8.58	10.23	10.99
Choice & Prime, %	86.58	86.33	86.26	86.59	89.19	92.27	91.62
CAB, %	25.88	26.00	27.43	26.32	28.16	29.24	26.60
Over 30 months, %	2.16	2.20	2.23	2.48	2.17	2.31	1.16
Yield Grade 1, %	9.02	9.24	8.99	6.98	6.51	5.59	5.64
Yield Grade 2, %	33.63	34.76	34.46	31.68	30.09	28.66	27.63
Yield Grade 3, %	41.33	40.91	41.27	42.63	42.67	43.63	43.88
Yield Grade 4, %	14.37	13.57	13.75	16.50	17.97	19.02	19.74
Yield Grade 5, %	1.64	1.52	1.53	2.20	2.74	3.10	3.11
Avg. Yield Grade	2.66	2.63	2.64	2.75	2.80	2.85	2.87
Lightweight, %	0.16	0.17	0.52	0.74	0.28	0.20	0.10
Heavyweight, %	1.37	1.40	1.35	3.03	6.20	8.02	5.68
Quality Grade	$41.80	$57.56	$53.77	$44.26	$59.19	$38.87	$44.14
Yield Benefit	$14.01	$17.24	$15.57	$35.76	$54.27	$39.61	$90.62
Yield Grade	$5.57	-$0.24	-$0.02	-$3.46	-$6.37	-$8.52	-$8.98
Outweights	-$3.19	-$2.97	-$3.09	-$4.75	-$6.74	-$8.89	-$5.32
Steer	$6.51	$5.95	$5.96	$6.32	$6.73	$6.43	$6.89
Subtotal Premium	**$64.70**	**$77.54**	**$72.19**	**$78.13**	**$107.08**	**$67.50**	**$127.35**
Natural	$1.10	$0.70	$0.63	$1.05	$0.43	$0.31	$1.04
Other	NA	NA	NA	$0.13	$0.30	$0.31	$0.31
Overall Premium	**$65.80**	**$78.24**	**$72.82**	**$79.31**	**$107.81**	**$68.07**	**$128.69**
Top 75% Premium	$82.91	$98.14	$94.23	$102.93	$130.21	$90.34	---
Top 50% Premium	$98.92	$117.35	$112.25	$122.98	$149.32	$107.18	---
Top 25% Premium	$123.22	$146.68	$137.50	$150.65	$175.80	$128.69	---
Prime Premium $/cwt	$27.23	$35.12	$22.86	$20.07	$24.26	$15.04	$15.04
CAB Premium $/cwt	$5.64	$6.89	$5.03	$5.13	$5.87	$6.06	$6.06
CH/SE Spread $/cwt	$18.50	$18.02	$22.53	$16.63	$17.48	$6.51	$6.51
Steer, %	47.51	43.51	44.00	45.09	45.77	43.12	46.75
Black-hided %	74.57	75.35	76.33	75.76	77.75	80.89	77.86
Total cond. liver %	20.32	18.75	22.06	22.46	28.08	33.33	30.67
Open abscess liver %	3.08	3.02	4.86	4.68	4.74	4.81	4.05

4

Iowa Grid Performance

Fiscal year 2025 was the sixth year of harvesting cattle on the USPB Iowa grid at the National Beef plant in Tama, Iowa. Grid performance is summarized in Table 2 for cattle delivered to the Iowa plant.

Grid premiums from Iowa cannot be compared directly to the Kansas grid. The Iowa grid compares back to a dressed delivered price in Iowa/Minnesota instead of a live price at the feedyard in Kansas. Therefore, the Iowa grid does not have a “yield benefit” like the Kansas grid. Instead, the benefit of the formula allowance that is added to the USDA dressed delivered price, is listed.

There are also other differences in the structure of the two grids. These are different cattle, harvested at a different plant in a different region on a different grid.

In April, beef-on-dairy cross cattle were allowed for harvest, and mid-September, the hide color restriction was lifted allowing colored, or non-black, cattle to be delivered to the Tama plant.

The total number of cattle delivered on the Iowa grid decreased from the previous year. This was likely related to an overall decrease in the total head being fed in the Corn Belt and the entire industry. However, new producers continue to utilize this grid in a region where grid marketing is less common. Combined with Kansas plant deliveries, the total USPB cattle delivered during FY 2025 was 875,238 head, which was the largest in company history.

USPB cattle delivered to Iowa have been very high in quality grade each year. Compared to all cattle graded by USDA within the entire industry, USPB Iowa grid cattle are far superior. Figure 5 shows the 2025 Choice & Prime percentage of all cattle delivered on the Iowa grid, the Kansas grid and the overall industry average.

Iowa grid cattle are especially high in Prime percentage, setting a new record high in 2025 and approaching 30%. This is 2.5 times the USDA national average of 11.86% during 2025. Prime percentages for USPB and industry averages are shown in Figure 6 for recent years.

5

The superior quality grades are extremely valuable on the Iowa grid when the premiums in the marketplace are high. Prime is especially impactful on the Iowa grid. Figure 7 shows the quality grade premium per head and the total overall premium for each of the six years the grid has been available. Premiums in fiscal year 2025 improved slightly over the previous year. The quality grade and the total premium per head were both the second highest during the grid’s history. Note how strongly quality grade premium drives the overall premium each year.

The fixed threshold of 90% Choice or better on the Iowa grid is one of the highest in the industry. However, national average Choice & Prime percentage was record high during 2025 at 84.45% and so far in 2026 is setting new record high levels averaging over 87%.

Like Kansas, cattle on the Iowa grid had record high percentage of yield grade 4 and 5 carcasses. However, plant average thresholds were also higher. As a result, yield grade was a discount, on average, for Iowa grid cattle. This was the lowest (worst) of all six years yet remained less than -$1 per head discount. Figure 8 includes the average yield grade 4&5 percentage for USPB cattle on the Iowa grid and the plant average thresholds used on that grid.

Sorting of fed cattle prior to delivery is more common in the Corn Belt where the average was only 38 head per lot. By comparison, average lot size on the Kansas grid was 100 head during fiscal year 2025. Many cattle delivered to Tama are sorted visually and sold in load-lots, over time from a single pen when they reach the desired level of finish, or backfat thickness. This can significantly improve the uniformity, especially when the feeder has gained experience from multiple deliveries. Some smaller producers even share a truck to deliver smaller groups to try and maintain uniformity.

Iowa grid cattle were placed lighter and fed considerably longer than those on the Kansas grid, as has been the trend in previous years. As a result, they have more total apparent weight gain in the feedyard, but lower apparent average daily gains compared to Kansas. Corn Belt cattle also had record high live and carcass weights like the Kansas grid cattle. In previous years, Iowa cattle have had heavier average carcass weights. The percentage of steers was also very similar between the two grids during fiscal year 2025.

6

Yield, or dressing percentage, of Iowa cattle was record high. Feeding conditions were good for both Kansas and Iowa during most of 2025.

Outweight discount was the smallest (best) in four years. Grid changes that went into effect July 28th decreased the percentage of carcasses discounted for being too light and too heavy. The percentage of carcasses weighing 1,101 and greater was record high. However, the mid-year changes included an increase in the allowance from 2% to 5% and a reduction in the discount per cwt on the Iowa grid.

Total overall premium per head was $69.49 per head. The top 25% averaged $151.73 per head, while the top 50% averaged $115.50 per head more than selling on the average dressed delivered market in the Iowa/Minnesota region as reported by USDA.

If you have questions about the USPB Iowa grid, please call 866-877-2525. Iowa delivery rights are available from USPB at a lease rate of $7 per head. Iowa delivery rights are separate from Kansas USPB delivery rights. When available, Kansas delivery rights lease for $10 per head.

7